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Company Contacts:	Investor Relations Contacts:
IMPAX Laboratories, Inc.	Lippert/Heilshorn & Associates, Inc.

Barry R. Edwards, Co-CEO	Kim Sutton Golodetz (kgolodetz@lhai.com)
(215) 289-2220, Ext. 1771	(212) 838-3777
Larry Hsu, Ph.D. President	Bruce Voss (bvoss@lhai.com)
(510) 476-2000, Ext. 1111	(310) 691-7100
Cornel C. Spiegler, CFO	www.lhai.com
(215) 289-2220, Ext. 1706
www.impaxlabs.com

IMPAX SETTLES PATENT SUIT RELATED TO CLARITIN-D 24-HOUR

HAYWARD, Calif. (October 27, 2003) – IMPAX Laboratories, Inc. (NASDAQ NM: IPXL) today announced that it has entered into a settlement and license agreement with Schering-Plough Corporation (NYSE: SGP) related to IMPAX’s generic version of Claritin-D® 24-Hour (Loratadine and Pseudoephedrine Sulfate, 10mg/240mg) Extended Release Tablets. This agreement resolves all of the outstanding patent litigation between the parties on this product. The financial terms of the settlement and license, which remain undisclosed, are not material to IMPAX's financial position or results of operations.

“While we remain confident we would prevail in this patent-infringement litigation, we believe this agreement with Schering is in the best interest of both parties,” commented Barry R. Edwards, Co-Chief Executive Officer of IMPAX Laboratories. “This case is currently at the summary motion phase and now, with this settlement, we can eliminate any additional expense or delays due to this lawsuit.”

On May 29, 2002 IMPAX announced that it had received tentative approval from the U.S. Food and Drug Administration (FDA) for the Company’s Abbreviated New Drug Application (ANDA) for this product. The FDA’s final approval is contingent upon the expiration of any generic marketing exclusivity. Final approval is also dependent upon FDA's evaluation of any new information subsequent to the tentative approval.

According to NDCHealth, U.S. sales of Claritin-D 24-hour were approximately $200 million for the 12 months ended August 31, 2003.

IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and intends to market its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company's Web site at: www.impaxlabs.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, Impax’s ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, Impax’s ability to successfully develop and commercialize pharmaceutical products, Impax’s reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in Impax’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

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